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                                                                       Exhibit 3

                              EMPLOYMENT AGREEMENT

                 AGREEMENT made as of the 1st day of January, 1996, by and between STEVEN M. PECK, an adult individual (hereinafter referred to as "Employee"), and DIMENSIONAL VISIONS GROUP, LTD., a Delaware corporation, with a principal place of business located at 718 Arch Street, Philadelphia, Pennsylvania, 19106 (hereinafter referred to as "Company");

                              W I T N E S S E T H:

                 WHEREAS, Employee has been employed by the Company;

                 AND, WHEREAS, the Company and Employee now desire to enter into an Agreement that sets forth the terms and conditions of Employee's services to the Company;

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto intending to be legally bound, hereby agree as follows:

                 1.       Employment Term, Duties and Acceptance.

                          A.      Company hereby retains Employee as the
Company's President and Chief Executive Officer for a period of three (3) years (the "Employment Period"), commencing on January 1, 1996 (the "Employment Period"), subject to earlier terminations as hereinafter provided, to render his full time services to the Company upon the terms and conditions herein contained, in such capacity.

                          B.      Employee hereby accepts the foregoing
employment and agrees to devote, on a full-time basis, his best efforts, energy and skill to such employment.

                          C.      During the term of this Agreement, Employee
shall not, except as may be permitted by the Board of Directors, be employed by, work for, or be associated with, directly or indirectly, as an officer, consultant, employee, or in any other capacity, any other business





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operation whether or not same is competitive with the business of the Company.

                 2.       Compensation and Expense Reimbursement.


                          A.      As base compensation for Employee duly
rendering his services pursuant to the terms of this Agreement, Company agrees to pay and Employee agrees to accept a base salary of One Hundred Twenty-five Thousand Dollars ($125,000) per annum payable in equal bi-weekly installments, less such deductions or amounts as shall be required to be withheld by applicable law or regulation, and paid in accordance with the Company's payroll practices. Such base salary shall be subject to increase by the Board of Directors upon annual review. Employee shall be eligible for bonus payments in accordance with the Bonus Plan as approved by the Board of Directors.


                          B.      Company shall pay or reimburse Employee for
travel and other expenses reasonably incurred by Employee in the performance of his services under this Agreement during the Employment Period, upon presentation of expense statements, vouchers or such other supporting documentation as may reasonably be required.

                 3.       Fringe Benefits.         Employee shall be entitled
(subject to the terms and conditions of particular plans and programs), to all fringe benefits afforded to other employees of the Company, including, but not by way of limitation, the right to participate in any pension, stock option, retirement, major medical, group health, disability, accident and life insurance, relocation reimbursement, and other employee benefit programs made generally available, from time to time, by the Company except to the extent that Employee, pursuant to the terms of this Agreement is already receiving such benefits from the Company. Notwithstanding the foregoing, Employee shall be provided with life insurance protection in an amount at least equal to one half of his then current annual base salary.





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                 4.       Vacations.       Employee shall be entitled, during
each employment year, to four (4) weeks vacation, per annum, non-cumulative, or payment for vacation time not taken by Employee.

                 5.       Termination by Company.

                          A.      Notwithstanding the stated term of
employment, this Agreement and the term of employment may be sooner terminated by the Company for cause or for any of the following reasons:

                                  (i)      In the event Employee, in the
reasonable opinion of the Company, as determined by the Board of Directors, is unable by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of three (3) consecutive months, the Company may terminate Employee's employment on a date thirty (30) days after the date on which the Company shall have mailed written notice of such termination to Employee's last known address;

                                  (ii)     The Employee's death;

                                  (iii)    Employee has committed an act of
dishonesty, theft, substance abuse, intoxication, unethical business conduct, a material breach of the Employment Agreement, or has been convicted of a felony; all of the foregoing shall be separately and collectively, known as "cause" for termination.

                 6.       Notice of Termination.   Any purported termination by
the Company shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof (except if the event given rise to termination is Employee's death). For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific





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termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                 7.       Compensation Upon Termination or During Disability.

                          A.      During any period that the Employee fails to
perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive his full base salary at the rate then in effect and all other compensation, until the Employee's employment is terminated by the Company pursuant to Section 5 hereof, and for a three month period thereafter (the three month period shall commence on the date the Company notifies Employee of the Company's election to terminate Employee's employment, pursuant to the provisions of Section 5 A. hereof).

                          B.      If the Employee's employment shall be
terminated for cause, except as herein specifically provided to the contrary in the event the cause for termination is death or disability, the Company shall pay the Employee his full base salary through the date of termination at the rate in effect at the time the Notice of Termination is given and the Company shall have no further obligations to the Employee under this Agreement.

                          C.      If the Employee's employment by the Company
shall be terminated without cause during the three year term of this Agreement, Employee shall be entitled to the payment of his compensation at the then current level for the remainder of the term. In the event of the sale, transfer or reorganization of the Company, any agreement for such shall include a commitment by the surviving entity to continue payment of such compensation for the remainder of the said three year term. If Employee's employment shall be terminated without cause following





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the expiration of his initial three year term of employment:

                                  (i)      The Company shall continue to pay
the Employee an amount equal to the Employee's base salary at the rate in effect at the time Notice of Termination is given for a period of six months, said payments to be made at the same time and in the same manner, as if Employee had remained in the employ of the Company; plus

                                  (ii)     Any bonus to which the Employee
would otherwise be entitled, pro rated to the effective date of termination;
plus

                                  (iii)    All other amounts payable to the
Employee and all benefits payable to him under any other plan or agreement relating to retirement benefits or to compensation previously earned and deferred, in accordance with the respective terms of such plans or agreements, pro rated to a date six (6) months following the date of termination.

                 8.       Trade Secrets.

                          A.      Employee acknowledges that his employment by
the Company, which is in the business of three-dimensional imaging, will enable him to obtain confidential information concerning the Company, its subsidiaries and affiliates, and information about the trade secrets the Company employs in its business, including but not limited to the following: research, experiments, inventions, discoveries and improvements conceived, developed or worked on by the Company, whether or not related to Company's business as it now exists; data and information about costs, profit, markets, sales, key personnel, pricing policies; technical, scientific, patent and proprietary information and/or processes; operational methods and other business affairs and methods, including plans for future developments, now known or available to Employee or the public (all of which is hereinafter collectively referred to as the "Confidential Information"). Confidential Information





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shall also mean the same as trade secrets under the 2nd Restatement of Torts.
Employee and the Company further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual and extraordinary character; the Company's products and services will be marketed and licensed throughout the United States and abroad, and that the Company will be competing with other organizations which are or could be located in any part of the United States or abroad. Accordingly, Employee agrees that he shall not use for himself or divulge any of the Confidential Information to anyone outside of the Company's business and then only with the prior written consent of the Company's Board of Directors. Employee further acknowledges that he is not now and has not in the past been engaged in any business related to that of the Company (three dimensional imaging). Accordingly, Employee agrees that upon the termination of expiration of this Agreement, and for a period of two (2) years thereafter, Employee will not, directly or indirectly, alone or as a member or a partnership, or as an officer, employee, director, stockholder or consultant, of or to any person, firm or corporation engage in any business, directly or indirectly, the same as or similar to and/or competitive with that of the Company as now constituted or as may hereafter be constituted during the term of this Agreement (including its successors or assigns) and during the two
(2) year restrictive covenant period set fourth above.

                          B.       As a condition to the employment of the
Employee, Employee further agrees to execute the Company's standard Confidentiality and EDAC Agreements and such other Confidentiality Agreements as may, during the term of Employee's employment, be required by the Company of all employees in the Company's employ. It is specifically understood that the consideration supportive of such latter execution by Employee will be the continued employment of Employee, it being specifically understood that the failure or refusal of Employee to execute such





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latter documents (provided same is required of all employees of the Company)
would constitute cause for termination by the Company of Employee's employment hereunder.

                          C.      The provisions of this Section 8 shall
survive the termination or expiration of this Agreement.

                 9.        Injunctive Relief.

                          A.       Employee acknowledges that his services to
the Company are unique and that the confidential information which will be divulged to the Employee will be of such nature that the divulging of same by Employee to any other person, firm or corporation or the utilization thereof by Employee, in breach of his undertakings thereunder, could cause the Company irreparable harm or damage for which the Company cannot be entirely compensated by an award of money damages. It is therefore agreed that in addition to any other relief or remedy which may be available to the Company in the event of the breach by Employee of his confidential undertaking, the Company may seek as against the Employee injunctive relief, and the Employee agrees that in the event such an action is commenced by the Company against Employee which alleges, in whole or in part, a breach or threatened breach by Employee of his confidential undertaking, to consent, and he does hereby consent, to the issuance by the Court to a preliminary injunction in favor of the Company restraining the Employee from breaching his confidential undertaking as set fourth herein pending a final determination of such judicial proceeding. The provisions hereof shall survive the termination or expiration of this Agreement.

                 10.      Return of Confidential Information.       Upon the
termination or expiration of this Agreement, Employee shall return to the Company all material in Employee's possession or control which is of a confidential matter relating to the Company's business. The provisions of this





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Section 10 shall survive the termination or expiration of this Agreement.

                 11. Employee shall be indemnified by the Company against any liability incurred in connection with any proceeding in which Employee may be involved by reason of his service as an officer, director or employee of the Company except where such liability results from willful misconduct or recklessness or where such indemnification is prohibited by applicable law.

                 12.      Severability.    The invalidity or unenforceability
of any term of this Agreement shall not affect the validity or enforceability of this Agreement or any of its other terms; and this Agreement and such other terms shall be construed as though the invalid or unenforceable term(s) were not included herein, unless the effect would be to vitiate the parties' fundamental purpose in entering into the Agreement.

                 13.      Remedies Cumulative.     Except as otherwise
expressly provided herein, each of the rights and remedies of the parties set forth in this Agreement shall be cumulative with all other such rights and remedies, as well as with all rights and remedies of the parties otherwise available at law or in equity.

                 14. Waiver. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.





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                 15.       Governing Law.           Employee agrees that this
Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                 16.       Captions.        Captions of articles and paragraphs
of this Agreement are included for convenient reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms hereof.

                 17.      Warranties.      Employee represents, warrants,
covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding whether or not written which would prohibit or restrict his performance of his obligations under this Agreement and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

                 18.       Notice.         Any notice required to be given
pursuant to the provisions of this Agreement shall be in writing and sent by registered mail, to the parties at the following addresses:

                 To the Employer:          Dimensional Visions Group, Ltd.
                                           718 Arch Street, Suite 202N
                                           Philadelphia, PA  19106

                 To the Employee:          Mr. Steven M. Peck
                                           88 Bunker Hill Court
                                           Wayne, PA  19087

                 19.      Assignment.       This  Agreement shall inure to the
benefit of and be binding upon the Company, its successors and assigns, it being specifically agreed and understood that in the event that the Company engages in a so-called "bulk sale" of its assets, this Agreement may, at the Company's option, for all purposes be deemed an asset of the Company.





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                 20.      Definition.      For purposes of this Agreement, the
term "Company" shall mean the Company, its subsidiaries, its successors or assignees.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Attest:                                      DIMENSIONAL VISIONS GROUP, LTD.
   /s/ William R. Lewis                      By    /s/ James W. Porter, Jr.
--------------------------------                -------------------------------
                                             Chairman, Compensation Committee
                                             Board of Directors



WITNESS:
   /s/ Anna Colasante                             /s/ Steven M. Peck
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                                             STEVEN M. PECK





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